FORM 12B-25
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                           NOTIFICATION OF LATE FILING

                                 SEC FILE NUMBER

                                                                      811-7408

                                  CUSIP NUMBER

                                                                        895571

                                   (Check One)

    Form 10-K       Form 11-K       Form 20-F       Form 10-Q   X Form N-SAR

                      For Period Ended: September 30, 1997

READ INSTRUCTIONS (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE. Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


Part I -- Registrant Information

Full Name of Registrant       CAPITAL APPRECIATION PORTFOLIO

Former Name if Applicable

Address of Principal Executive Office       FEDERATED INVESTORS TOWER
 (Street and Number)

City, State, and Zip Code     PITTSBURGH, PA  15222-3779


Part II -- Rules 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)
      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report or semi-annual report/portion thereof X will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

Part III -- Narrative

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, or N-SAR or portion thereof, could not be filed within the prescribed time period.

Without unreasonable effort or expense, the Registrant was unable to obtain all of the documentation required for its Portfolio. Additional time is necessary to obtain this documentation from the Transfer Agent and accurately complete the Registrant's Form N-SAR.


Part IV -- Other Information

(1) Name and telephone number of person to contact in regard to this notification

         Kary Lechner               (412)                   288-8635
                 (NAME)              (AREA CODE)         (TELEPHONE NUMBER)


(2)   Have all other periodic reports required under
      Section 13 or 15(d) of the Securities Exchange
      Act of 1934 or Section 30 of the Investment
      Company Act of 1940 during the preceding 12
      months (or for such shorter period that the
      registrant was required to file such reports
      been filed?
      If answer is no, identify report(s).                  X           ___
                                                            YES         NO


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
      portion thereof?                                      ____        X
                                                            YES         NO

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.


                         CAPITAL APPRECIATION PORTFOLIO

                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

   DATE     November 26, 1997
                                                BY:
                                                   /s/C. Todd Gibson
                                                   (Name of Fund Attorney)
                                                   Assistant Secretary

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations
(See 18 U.S.C. 1001)